Jobie T. Melton, Jr.

                        Employment Agreement

     This Employment Agreement, dated as of the ___ day of June, 1998, by and between Friede Goldman International Inc., a Delaware corporation ("the Company"), and Jobie T. Melton, Jr. ("Melton").

                             WITNESSETH:

     WHEREAS, Company has determined that it is in its best interest that Company retain the services of Melton as its Chief Financial
Officer ("CFO") or in such other position will duties and responsibilities customarily associated with those of a CFO of a publicly traded corporation; and

     WHEREAS, Melton has agreed that on July 1, 1998, (the "Effective Date") he shall assume the responsibilities of the CFO of the Company, subject to the terms and conditions contained herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.   Employment Period.

     Company hereby agrees to employ Melton, and Melton hereby agrees to become employed by Company commencing on July 1, 1998, and terminating as provided for herein (the "Employment Period"). Upon mutual agreement of Melton and the Company, this Agreement may be extended for such time as Melton and the Company agree.

2.   Terms of Employment.

     a.   Position and Duties.

          (i) During the Employment Period, Melton shall be employed as an executive officer of the Company with the authority, duties and responsibilities assigned to Melton by J. L. Holloway, the Chairman and Chief Executive Officer of Company, which duties shall be
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reasonably comparable to, but need not be the same as, those held, exercised or assigned to the CFO at the date of this Employment Agreement. During the Employment Period, Melton's place of employment shall remain in the Jackson, Mississippi metropolitan area.

          (ii) During the Employment Period (excluding any periods of vacation and sick leave to which Melton is entitled), Melton agrees to devote reasonable attention, and time during normal business hours to the business and affairs of Company and to use his best efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for Melton to: (a) serve on corporate, civic or charitable boards or committees; (b) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (c) manage personal investments, so long as such activities do not interfere with the performance of Melton's responsibilities as CFO in accordance with this Agreement.

     b.   Compensation and Benefits.

          (i) Base Salary. During the Employment Period, Melton shall be paid an annual base salary of $250,000.00 ("Annual Base Salary") which shall be paid at least as often as monthly until such time as Annual Base Salary may be increased in accordance with the wishes of the Board of Directors of the Company. Any increase in Annual Base Salary shall not limit or reduce any other obligation to Melton under this Agreement. The Annual Base Salary shall not be reduced after any such increase. During the Employment Period, Annual Base Salary shall be reviewed at least annually.

          (ii) Annual Bonus. Melton shall be entitled to an annual cash bonus, at the discretion of the Board of Directors, which is to be based upon Melton's general performance and the financial and operational performance of the Company.

          (iii) Signing Bonus. On the Effective Date, Melton shall at his sole election be entitled to a signing bonus of either (1) $150,000 cash or (2) a combination of shares of common stock of the Company, the number and fair market value thereof to be determined in accordance with the following sentence, and cash having an combined value of $150,000. If Melton elects to receive Company stock as a portion of his signing bonus pursuant to (2) above, he shall receive
(i) the number of shares determined by dividing $90,000 by the closing market price of the Company's common stock on June 30, 1998, and (ii) cash of $60,000.

          (iv) Incentive. Welfare and Retirement Plans. In addition to Annual Base Salary, Annual Bonus and Signing Bonus which may be earned during the Employment Period as hereinabove provided, Melton shall be entitled to participate in any of the following plans or programs which may be in effect at any time during the Employment Period with respect to other senior, corporate executive officers of Company: (a) all incentive, bonus, stock option, savings and retirement plans and programs; (b) all benefits under welfare benefit plans and programs provided by the Company (including, without limitation, medical, prescription, dental, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs); and (c) all other fringe benefits.

          (v) Stock Options. Concurrently with the execution of this Employment Agreement, the Company shall execute and deliver to Melton an Employee Stock Option Contract which grants to Melton the option to purchase 150,000 shares of the common stock of the Company, subject to the provisions of the next sentence, at a price equal to the closing price of the Company's common stock on June 30, 1998. Options to purchase Thirty Thousand (30,000) shares of the common stock of the Company may be exercised at any time commencing with the Effective Date and an additional Thirty Thousand (30,000) shares become exercisable in each of the four (4) succeeding years beginning on the annual anniversary date of the Effective Dale, except as provided in 4d(i)D. Subject to the following sentence, once options to purchase shares become exercisable, the right to exercise an option cannot be forfeited. The right to exercise an option expires at the earlier of 5 years from the date the option became exercisable or 90 days subsequent to termination of this Agreement. In addition to the foregoing Employee Stock Option Contract, Melton shall be eligible to receive the grant of additional Stock Options on an annual basis during the Employment period.

          (vi) Automobile. The Company shall at its expense provide Melton with an automobile and pay all expenses related thereto, including without limitation, fuel, insurance, maintenance and parking, subject to existing Company policy.

          (vii) Expenses. During the Employment Period, Melton shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Melton in the performance of his duties as CFO, such reimbursement to be made against the submission by Melton of signed, itemized expense reports in accordance with the travel and business expense reimbursement policies as in effect at any time applicable to executives of the Company.

          (viii) Office and Support Staff. During the Employment
Period, Melton shall be entitled to an executive office with furnishings and other appointments commensurate with his position, and to personal secretarial and other staff assistance.

          (ix) Vacation. During the Employment Period, Melton shall be entitled to three weeks of paid vacation, plus traditional holidays, in accordance with the practices of the Company.

          (x) Additional Fringe Benefits. The Company shall pay the costs of a cellular phone, including the monthly fee, and all costs associated with the business usage of such phone.

          (xi) Professional Dues. The Company shall pay for Melton's costs in connection with the maintenance of his professional designation, certification and membership in any professional societies, including his registration as a certified public accountant in
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Mississippi, Louisiana, Arkansas, including membership in AICPA, MSCPA and SLCPA. The Company shall also pay for any continuing education required to continue his certification as a Certified Public
Accountant in any state in which he is licensed, as well as pay for all costs associated with Melton's attendance at the annual MSCPA convention.

3.   Termination of Employment.

     a.   Death or Disability.

     Melton's employment shall terminate automatically upon Melton's death during the Employment Period. If during the Employment Period Melton should suffer from Disability (pursuant to the definition of "Disability" set forth below), Company may give Melton written notice in accordance with Section 7b of this Agreement of an intention to terminate Melton's employment. In such event, Melton's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Melton (the "Disability Effective Date). 'Disability' for purposes of this agreement means Melton's inability or a substantial impairment of his ability to perform the material duties of his employment under this Agreement with the Company as a result of physical disease, injury, accident, sickness or mental disorder which is determined to be total and permanent, by a physician selected by Melton and the Company.

     b. Cause.

     The Company may terminate Melton's employment during the Employment Period for "Cause." For purposes of this Agreement, "Cause" means (i) an act or acts of personal dishonesty taken by Melton and intended to result in substantial personal enrichment of Melton at the expense of the Company, (ii) repeated violations by Melton of Melton's obligations under section 2a(i) hereof which are demonstrably willful and deliberate on Melton's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, or (iii) the conviction of Melton of a felony.

     c.   Good Reason.

Melton's employment may be terminated during the Employment Period by Melton, at his election, for Good Reason. For purposes of this Agreement, "Good Reason" means:

          (i) any material failure by the Company to comply with any of the provisions of this Agreement, unless consented to in writing by Melton;

          (ii) the departure of J. L. Holloway as Chairman of thc
Company, or i 1; as a result of any merger, acquisition or other transaction the Company is not, in substance, the surviving entity;

          (iii) any purported termination by the Company of Melton's employment prior to the expiration of the Employment Period otherwise than as expressly permitted by this Agreement.

     d. Notice of Termination.

     Any termination by the Company for Cause or by Melton for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10b For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Melton's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice). The failure by Melton or by the Company, as the case may be, to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as the case may be, shall not waive any right of the Company or Melton hereunder or preclude the Company or Melton from asserting such fact or circumstance in any subsequent action to enforce their respective rights hereunder.

     e. Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, (i) if Melton's employment is terminated by Company for Cause, the Date of Termination shall be earlier of the date on which Company gives Melton actual notice of such termination or the date of receipt of the Notice of Termination, and (ii) if Melton's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Melton or the Disability Effective Date, as the case may be.

4.   Obligation of the Company upon Termination.

     a.   Death.

     If Melton's employment is terminated by reason of Melton's death during the Employment Period, this Agreement shall terminate, other than the payment of following obligations of Company, without further obligations of Melton's legal representatives under this Agreement:

          (i) the portion of Annual Base Salary accrued through the Date of Termination to the extent not theretofore paid,

          (ii) an amount equal to the product of any annual bonus paid or payable (and annualized for any fiscal year in which Melton has been employed for less than twelve full months) with respect to the fiscal year immediately preceding the Date of Termination, if any, multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and

          (iii) any compensation previously deferred by Melton (together with any accrued interest thereon) and not yet paid by Company and any accrued vacation pay not yet paid by Company (the amounts described in paragraphs (i), (ii) and (iii) are hereafter referred to as "Accrued Obligations").

          Any stock options granted pursuant to this Agreement or any other stock option plan or agreement which are exercisable by Melton at the time of death shall remain exercisable by the executor or administrator of Melton's estate for a period of one year.

          All Accrued Obligations shall be paid to Melton's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, Melton's family shall be entitled to receive thc benefits provided by Company to surviving families of executive officers of Company.

     b.   Disability.

     If Melton's employment is terminated by reason of Melton's Disability, this Agreement shall terminate and the Company shall pay to Melton the Accrued Obligations and the Company shall continue to pay Melton the monthly Base Salary for a period of. six ( ) months following termination.. All Accrued Obligations shall be paid to Melton in a lump sum in cash within 30 days of the Date of Termination. Any stock options granted pursuant to this Agreement or any other stock option plan or agreement which are exercisable by Melton at thc Disability Effective Date shall remain exercisable by Melton for a period of one year. Anything in this Agreement to the contrary notwithstanding, Melton shall be entitled after the Disability Effective Date to receive disability and other benefits as in effect with respect to executive officers of Company and their families.

     c.   Cause Other Than for Good Reason.

     If Melton's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to Melton other than the obligation to pay to Melton his Annual Base Salary accrued through the Date of Termination plus the amount of any compensation previously deferred by Melton, in each case to the extent theretofore unpaid, and any stock options held by Melton that are exercisable at the Dale of Termination shall remain exercisable for a period of 90 days subsequent to the Date of Termination. If Melton terminates employment during the Employment Period other than for Good Reason, this Agreement shall terminate without further obligations to Melton, except that the Company pay Melton the Accrued Obligations in lump sum in cash within 30 days of the Date of Termination and Melton's rights under any stock options that are exercisable shall be retained as set forth in this agreement or other applicable stock option plan or agreement.

     d.   Termination for Good Reason or Other Than for Cause or
          Disability.

     If, during the first five (5) years of the Employment Period, Company should terminate Melton's employment other than for Cause or Disability, or if Melton should terminate employment under this Agreement for Good Reason:

          (i) Company shall pay to Melton in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

               A.   all Accrued Obligations; and

               B. a lump sum payment equal to the Annual Base Salary in effect on the Date of Termination.

               C. for a period of one year, or such longer period as any plan, program, practice or policy may provide, Company, as the case may be, shall continue benefits to Melton and/or Melton's family at least equal to those which would have been provided to them in accordance with the plans and programs described in Section 2(b)(iv)(b) hereof if Melton's employment had not been terminated.

               D. if Melton should terminate this Agreement pursuant to paragraph 3(c)(ii) above, the stock options granted to Melton pursuant to this Agreement which have not become exercisable in accordance with the terms and conditions of the applicable stock option plans and the stock option agreements shall become exercisable in accordance with the following schedule:

               Date of termination      Options which become
                                             Exercisable

          Prior to December 31, 1998              30,000
          Subsequent to December 31,1998,
          but prior to December 31, 1999          60,000
          Subsequent to December31, 1999,
          but prior to December 31, 2000          90,000
          Subsequent to December31,2000          120,000

Subject to the following sentence, once options to purchase shares become exercisable, the right to exercise an option cannot be forfeited. The terms of paragraph 2b(v) above notwithstanding, options that become exercisable pursuant to the schedule above as a result of termination of this

Agreement for Good Reason and any other stock options held by Melton that are exercisable at the time of termination of this Agreement for Good Reason shall remain exercisable for a period of 1 year subsequent to termination.

If Melton should terminate this Agreement for Good Reason other than pursuant to paragraph 3(c)(ii), any stock options granted pursuant to this Agreement that are exercisable at the date of termination shall remain exercisable for 90 days subsequent to termination.

               E. In addition, any stock options granted to Melton subsequent to the date of this agreement shall become exercisable in accordance with the terms and conditions of the applicable stock option plans and the stock option agreements.

     If, after the first five (5) years of the Employment Period, Company should terminate Melton's employment other than for Cause or Disability, or if Melton should terminate employment under this Agreement for Good Reason, the Company's only obligation to Melton shall be the Accrued Obligations which shall be paid to Melton in a lump sum in cash within 30 days after the Date of Termination

5.   Non-exclusivity of Rights.

     Nothing in this Agreement shall prevent or limit Melton's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practice, provided by Company for which Melton may qualify during the Employment Period, nor shall anything herein limit or otherwise affect such rights as Melton may have under any other agreements with Company. Amounts which are vested benefits or which Melton is otherwise entitled to receive under any plan, policy, practice or program of Company at subsequent to the Date of termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

6.   Successors.

     a. This Agreement is personal to Melton and without the prior written consent of the Company shall not be assignable by Melton otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Melton's legal representatives.

     b. Subject to the limitations of Section 3c, this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     c. Subject to the limitations of Section 3c, the Company will use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean Friede Goldman International Inc. and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.   Miscellaneous.

     a. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     b. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or be registered or certified nail, return receipt requested, postage prepaid, addressed as follows:

     If to Melton:

     Jobie T. Melton, Jr.
     2436 Massena Dr.
     Jackson, MS 39211

     If to the Company:

     Friede Goldman International Inc.
     525 East Capitol St.
     Suite 402
     Jackson, MS 39201

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     c. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     d. Melton's or the Company's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

     e. This Agreement contains the entire understanding of Company and Melton with respect to the subject matter hereof. From and after the Effective Date, this Agreement shall supersede all prior agreements in all respects.

     IN WITNESS WHEREOF, Melton has hereunto set his hand and the Company has caused these presents to be executed in their names on their behalf, all as of the day and year first above written.


                              /s/ JOBIE T. MELTON, JR.
                              Jobie T. Melton, Jr.

                              FRIEDE GOLDMAN INTERNATIONAL, INC.

                              By: /s/

                              Its: President

Attest:/s/